Agreement

This Agreement (“Agreement”), effective as of October 1, 2004, is between Thomas Equipment Inc., a Delaware Corporation and it’s wholly owned subsidiary Thomas Equipment 2004, Inc., a Canadian Corporation (“the “Company”), and Clifford Rhee (“Executive”).

WHEREAS, the Company desires to engage Executive as its President, (referred to herein as “President”), for the period, and upon the other terms and conditions, herein provided; and

WHEREAS, Executive is willing to be employed by the Company as its President pursuant to the terms and conditions of this Agreement effective October 1, 2004; and

NOW, THEREFORE, in consideration of the promises, the mutual covenants and obligations herein contained, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.	EMPLOYMENT

1.1  Position. The Company hereby confirms Executive’s employment as its President and one of its five members of its Board of Directors. Executive shall report directly to the Company’s Chairman and shall perform the duties described in Section 1.2 hereof, subject to such limitations of authority as may be established from time to time by the Company’s Board of Directors and applicable law.

1.2  Duties. Executive’s duties will include all those duties customarily associated with the position of President, subject to the direction of the Company’s Chairman. Such duties shall include overall management of Company. Executive agrees to devote substantially his entire business time and attention to the performance of his duties hereunder and to serve the Company diligently and to the best of his abilities. Notwithstanding the foregoing, Executive shall have the continuing right:

(a)  to make passive investments in the securities of any publicly-owned corporation;

(b)  to make any other passive investments with respect to which he is not obligated or required to, and does not in fact, devote any substantial managerial efforts that interfere with the fulfillment of his duties to the Company; and
(c)  subject to the prior written approval of the Company’s Board of Directors (the “Board of Directors”), to serve as a director of or consultant to other companies and entities Executive represents that he is under no actual or alleged restriction, limitation, or other prohibition (whether as a result of prior employment or otherwise) to perform his duties as described herein.

2.	COMPENSATION AND BENEFITS

2.1  Annual Salary. The Company shall pay Executive a base annual salary of $275,000.00 (the “Initial Base Annual Salary”) periodically throughout the year, commencing upon the acquisition of the assets of Thomas Equipment, Ltd., in accordance with its customary payroll practices, as modified from time to time, subject to all payroll and withholding deductions required by applicable law.

2.2  Other Benefits. Executive shall be entitled to other benefits and perquisites including company stock option plan and performance bonus no less favorable than those provided to the Company’s management employees generally as such benefits and perquisites may be modified from time to time in the Company’s discretion. Such benefits shall include medical insurance based on the policy procured by Company.

2.3  Expense Reimbursement. The Executive shall be reimbursed for all expenses, including car phone (including monthly fee and usage charge), travel, accommodations and promotional and entertainment expenses, reasonably incurred by him in performing his duties under this Agreement; provided, that all expenses shall be supported by receipts or vouchers or other documentation reasonably satisfactory to the Company. The Company agrees that if, in performing his duties under this Agreement, the Executive purchases and uses "Business Class" or equivalent airline tickets for flights in excess of three hours in duration, the Executive shall be reimbursed for such airline tickets. In addition, the Company shall pay all reasonable fees and costs related to the Executive's membership in such professional organizations as are appropriate to the Executive's position with the Company.With respect to Executive’s reasonable out-of-pocket business expenses, including Company’s standard car allowance, Executive shall be reimbursed in accordance with Company’s established policies.

2.4    Vacation.    The Executive shall be entitled to four weeks of vacation time per calendar year (pro-rated for any part of a calendar year), which vacation time shall be taken at a time or times mutually convenient for the Company and the Executive. During authorized vacation periods, the Executive's compensation shall continue to be paid by the Company. The Executive's vacation time shall not accumulate from year to year.

2.5    Special Consideration. In order for Company to consummate financing with Business New Brunswick and McCain Group Limited that was integral to its ability to fulfill the acquisition of assets from Thomas Equipment Ltd, Executive was required to provide a personal guaranty and a pledge of his personal assets. The Executive shall be entitled to receive a one-time fee of $600,000 in US funds to be paid in full by no later than January 31, 2005 as partial consideration for his financial assistance to Company. It shall be deemed that $300,000 shall constitute a retention bonus which shall be deemed to be earned upon third anniversary date of this agreement. The retention bonus shall only be repayable to the Company in pro-rata basis if and only if the Executive voluntarily terminates his employment with the Company before the third anniversary date of this agreement.

3.	TERMINATION AND SEVERANCE PAY

3.1  At Will. Executive and the Company acknowledge and agree that Executive’s employment with the Company is “at will” during the term of this Agreement. Accordingly, either party may terminate Executive’s employment by the Company, with or without cause, in which case Executive shall have no claim for lost wages, although termination of Executive’s employment shall be subject to the terms and conditions of this Agreement regarding severance pay, benefits and other obligations. Executive and the Company are not party to any oral agreement relating to the Executive’s employment by the Company.

3.2  Voluntary Resignation. In the event that Executive’s employment with the Company terminates as a result of his voluntary resignation, Executive shall be entitled to no severance pay or benefits. Executive shall not terminate this agreement unless Executive and Company shall have named a replacement that is satisfactory to McCain Foods pursuant to requirements contained within any shareholder agreement or subscription agreement requiring Executive’s employment with the Company.

3.3	Involuntary Termination.

(a)    Severance Pay. In the event that Executive’s employment with the Company is terminated by the Company For Just Cause (as defined in Section 3.3 (c) hereof), Executive shall not be entitled to severance pay or benefits. Excepting termination by the Company For Just Case, in the event that Executive’s employment with the Company is terminated, Executive shall be entitled to severance pay in the form of continuation of Normalized Base Annual Salary, for twenty-four months.

(b)    Additional Benefits. In the event that Executive’s employment with the Company is terminated by the Company other than For Just Cause, Executive shall be entitled to continue to participate in the Company’s employee benefit programs as and to the extent theretofore made available to him pursuant to Section 2.3 above. Such benefits shall be continued in accordance with the Company’s employment policies then in effect including customary co-payment obligation for health insurance. Such benefits shall continue for the benefit of Executive for the entire period of his severance pay continuation as provided in section 3.3 (a) above, in the same manner and at the same level as in effect immediately prior to Executive’s termination. In addition, upon any termination of Executive by the Company other than For Just Cause, any and all cash bonuses that would be payable to Executive at the end of a period but for is earlier termination shall be payable to him immediately and pro rata (in accordance with the percentage of completion of the period in question and with reference to the best available financial information proximate to the time of termination).

(c)    For Just Cause. For purposes of this Agreement, the term “For Just Cause” shall mean any termination of employment of Executive for one or more of the following reasons:

(i)  the substantial failure by such person, for any reason other than his death or Disability (as defined below), to comply with a lawful, written instruction of the Company’s Chairman or Board of Directors, which instruction is consistent with his duties as elsewhere provided in this Agreement, and which instruction is not overruled by higher corporate authority and which failure continues without interruption for the five (5) days immediately following Executive’s receipt of such instruction;

(ii)  the substantial and continuing failure of Executive, for any reason other than his death or Disability, to render vital service to the Company in execution of his essential duties, as determined by the Board of Directors in good faith with reference to such person’s employment agreement then in effect after giving written notice to such person and an opportunity for him to remedy such failure within five (5) days of receiving such notice;

(iii)  the conviction of such person for a felony involving an act of moral turpitude, which conviction has become final and non-appealable;

(iv)  recklessness in the performance of such person’s duties to the Company causing material harm to the Company; or

(v)  material dishonesty, material breach of fiduciary duty or material breach by Executive of any representation, covenant or other agreement contained in this Agreement.

3.4    Death.    In the event of Executive’s death, this Agreement shall automatically terminate and shall be of no further force or effect; provided, however, the Company shall be obligated to make all the payments and to provide all the benefits due to Executive hereunder to the time of his death.

3.5    Disability.    In the event of Executive’s Disability (as defined below) during the term of this Agreement for any period of at least three (3) consecutive months, the Company shall have the right, exercisable in its discretion, to terminate this Agreement. In the event that the Company does elect to terminate this Agreement, Executive shall not be entitled to any severance pay but shall be entitled to normal disability benefits in accordance with such policies of the Company as may then be in effect. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential functions of his employment hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactorily to Executive or his legal representative.

4.	TERM

This Agreement shall become effective as of the date hereof and shall terminate on the date that is three (3) years after the date hereof, unless earlier terminated pursuant to Article 3 hereof.

5.	NON-DISCLOSURE, RESTRICTIVE COVENANTS, AND NON-DISPARAGEMENT

5.1  Non-Disclosure. Except as is reasonably necessary in the performance of his duties hereunder, Executive shall not disclose to any person or entity, or use for his own direct or indirect benefit, any Confidential Information (as defined below) pertaining to the Company obtained by him in connection with his employment with the Company. For purposes of this Agreement, the term “Confidential Information” shall include information with respect to the Company’s products, services, processes, suppliers, customers, customers’ account executives, suppliers and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans, and strategies and financial records or condition; provided, however, that such information shall not be treated as Confidential Information to the extent that it has been publicly disclosed by the Company (other than by Executive through a breach of this Section 5.1)

5.2  Restrictive Covenants. Executive agrees that, after the termination of Executive’s employment and for the one year period after the date hereof, provided the Company is not in default of any obligation to Executive under this Agreement or otherwise, he shall not:

(a)  directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the United States, Canada, Asia and Europe (“Restricted Territory”), and which is directly or indirectly in competition with the business conducted by the Company as of the date of the termination of Executive’s employment; provided however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

(b)	directly or indirectly:

(i)  induce any customer to patronize any business directly or indirectly in competition with the business conducted by Company;

(ii)  canvass, solicit or accept from any entity any such competitive business; or

(iii)  request or advise any customer to withdraw, curtail, or cancel any such customer’s business with Company;

(c)  employ any person who was employed by Company at or within twelve (12) months prior to the termination of Executive’s employment or in any manner seek to induce any such person to leave his or her employment; or

(d)  directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in his possession’s any of Company’s proprietary rights or records, including, but not limited to, any of its customer lists.

Executive agrees and acknowledges that the restrictions contained in this Section 5.2 are reasonable in scope and duration and are necessary to protect Company after the termination of Executive’s employment. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part, thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to Company and upon breach of any provision of this Section, Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Company may have (including, without limitation, the right to seek monetary damages).

5.3  Defamatory Statement. Executive agrees from the date hereof he shall not make any written or oral statements that are slanderous, libelous or defamatory concerning the company or any of its affiliates, including without limitation, any or all of the Company’s or affiliate’s executive officers and directors.

6.	MISCELLANEOUS

6.1  No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

6.2  Notices. Any and all notices referred to herein shall be furnished in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses ) or at such other address as either party may from time to time designate to the other by like notice):

To the Company:	Thomas Equipment Inc.
1818 North Farwell Ave
Milwaukee, Wisconsin
53202

To Executive:	Clifford Rhee
5423 Planters Wood Court
Mississauga, Ontario
Canada, L5M 5V6

6.3    Assignment.    This Agreement may not be assigned by Executive and may not be assigned by the Company otherwise than by operation of law. This Agreement shall be binding upon the Company’s successors and assigns.

6.4    Entire Agreement.    This Agreement supersedes any and all prior written or oral agreements between Executive and the Company and evidences the entire understanding of the parties hereto with respect to the terms and conditions of Executive’s employment with the Company.

6.5  Governing Law. This Agreement shall be enforced in accordance with the laws of the State of Delaware as to Thomas Equipment, Inc. and as to the Province of Ontario as to Thomas Equipment 2004, Inc., without regard to any conflict of laws principles which would require the application of the laws of other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Thomas Equipment Inc. and
Thomas Equipment 2004, Inc.

/s/ DAVID MARKS	/s/ CLIFFORD RHEE

Chairman	Clifford Rhee